Exhibit 15
August 3, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192,
333-130714, 333-155802, and 333-157502 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 333-10707,
333-66073, 333-41564, 333-141578, 333-117898 and 333-173326 on Form S-8.
Commissioners:
We are aware that our report dated August 3, 2011 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) as of and for the three-month and nine-month periods ended June 30, 2011 and 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011 is incorporated by reference in the above referenced Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin